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                                    EXHIBIT 5
                                 LAW OFFICES OF
                          PILLSBURY MADISON & SUTRO LLP
                              POST OFFICE BOX 7880
                         SAN FRANCISCO, CALIFORNIA 94120
                            TELEPHONE (415) 983-1000
                            FACSIMILE (415) 983-1200


                                   January 31, 1996


Quaker State Corporation
225 E. John Carpenter Freeway
Irving, TX  75062


Ladies and Gentlemen:

         With reference to the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Quaker State Corporation, a Delaware corporation ("Quaker State"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 719,299 shares of Quaker State's Common Stock, par value $1.00 per share ("Quaker State Common Stock"), including the associated Rights to Purchase Stock ("Quaker State Rights"), which may be issued in connection with the transactions contemplated by the Agreement and Plan of Merger by and between Quaker State and Snappy Lube, Inc., a Delaware corporation, (the "Agreement"):

         We are of the opinion that the above-referenced shares of Quaker State Common Stock (including the associated Quaker State Rights) have been duly authorized and, when issued in accordance with the Agreement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Consent Solicitation Statement/Prospectus included therein.

                                        Very truly yours,

                                        /s/ PILLSBURY MADISON & SUTRO LLP

                                        PILLSBURY MADISON & SUTRO LLP